EXHIBIT 99.1

North Pittsburgh Contact: Harry R. Brown President and Chief Executive Officer (724) 443-9583	Consolidated Contact: Stephen Jones Vice President - Investor Relations (217) 258-9522 investor.relations@consolidated.com

Consolidated Communications and North Pittsburgh Systems Announce Cash/Stock Election Deadline and Closing Date for Pending Merger

December 10, 2007. Mattoon, Illinois and Gibsonia, Pennsylvania - Consolidated Communications Holdings, Inc. (“Consolidated”) [Nasdaq:CNSL] and North Pittsburgh Systems, Inc. (“North Pittsburgh”) [Nasdaq:NPSI] announced today that the deadline for North Pittsburgh shareholders to elect the form of merger consideration they wish to receive in connection with the pending merger between North Pittsburgh and a subsidiary of Consolidated will be 5:00 p.m. New York City time on Thursday, December 27, 2007 (the “Election Deadline”). The companies have scheduled Monday, December 31, 2007 as the closing date for the merger.

The companies also announced that on December 5, 2007, the Pennsylvania Public Utility Commission (the “Pennsylvania PUC”) approved the transfer of control to Consolidated of North Pittsburgh’s subsidiaries that are regulated by the Pennsylvania PUC, North Pittsburgh Telephone Company and Penn Telecom, Inc. This approval satisfied a condition to the completion of the merger.

Pursuant to the merger agreement between North Pittsburgh and Consolidated, each record holder of North Pittsburgh common stock may submit an election, at or prior to the Election Deadline, to have the holder’s North Pittsburgh shares converted at the effective time of the merger into the right to receive either:

▪	$25.00 in cash, without interest, per North Pittsburgh share (“cash consideration”), or

▪	1.1061947 shares of Consolidated common stock (including cash in lieu of any fractional Consolidated share), per North Pittsburgh share (“stock consideration”), or

▪	cash consideration with respect to a portion of the shareholder’s North Pittsburgh shares and stock consideration with respect to the balance of the shareholder’s North Pittsburgh shares,

in each case subject to proration so that 80% of the North Pittsburgh shares outstanding immediately prior to the effective time of the merger are converted into the right to receive cash consideration and 20% of the North Pittsburgh shares outstanding immediately prior to the effective time of the merger are converted into the right to receive stock consideration.

In order to make an election, the properly completed and signed Form of Election and Letter of Transmittal must be received by the Exchange Agent for the merger, Computershare Trust Company N.A., at or prior to the Election Deadline in accordance with the instructions accompanying the Form of Election and Letter of Transmittal. The Form of Election and Letter of Transmittal must be accompanied either by certificate(s) representing all the shares of North Pittsburgh common stock covered by the Form of Election and Letter of Transmittal or by a properly completed and signed notice of guaranteed delivery, as described in such instructions.

If a record holder of North Pittsburgh common stock submits a Form of Election and Letter of Transmittal at or prior to the Election Deadline that is accompanied by a notice of guaranteed delivery, the Exchange Agent will consider such Form of Election and Letter of Transmittal to be effective only if the certificate(s) representing the North Pittsburgh shares for which such election was made are received by the Exchange Agent by 5:00 p.m. New York City time on Wednesday, January 2, 2008 (or if confirmation of a book-entry transfer of such shares into the Exchange Agent’s account is received by such date and time).

If a North Pittsburgh shareholder does not submit a properly completed and signed Form of Election and Letter of Transmittal (together with any stock certificates representing the shares of North Pittsburgh common stock covered by the election, or a properly completed and signed notice of guaranteed delivery as described above), the shareholder will have no control over the type of merger consideration received. North Pittsburgh shareholders who fail to make an election are likely to receive the form of consideration having the lower value.

Any North Pittsburgh shareholder who holds North Pittsburgh shares in “street name” through a bank, broker or other nominee should follow the instructions given by such bank, broker or other nominee for making an election with respect to those shares.

Any North Pittsburgh shareholder of record who has properly made an election may change the election by submitting a revised and later-dated Form of Election and Letter of Transmittal, properly completed and signed, that is received by the Exchange Agent at or prior to the Election Deadline. Any North Pittsburgh shareholder of record who has properly made an election may revoke the election by written notice that is received by the Exchange Agent at or prior to the Election Deadline. North Pittsburgh shareholders who hold their shares in “street name” should contact their broker for instructions regarding changes or revocations of their existing elections.

Record holders of North Pittsburgh common stock may obtain additional copies of the Form of Election and Letter of Transmittal prior to the Election Deadline by calling MacKenzie Partners, Inc., collect at (212) 929-5500 or toll-free at (800) 322-2885.

North Pittsburgh shareholders are encouraged to obtain current market quotations for Consolidated common stock before deciding what elections to make.

Proxy Statement/Prospectus

This material is not a substitute for the proxy statement/prospectus of North Pittsburgh and Consolidated dated October 9, 2007 which was declared effective on October 9, 2007. Investors are urged to read the proxy statement/prospectus, which contains important information, including detailed risk factors. The proxy statement/prospectus is, and other documents which will be filed by North Pittsburgh and Consolidated with the Securities and Exchange Commission will be, available free of charge at the Securities and Exchange Commission’s website, www.sec.gov, or by directing a request to North Pittsburgh’s proxy solicitors, MacKenzie Partners, Inc., collect at (212) 929-5500 or toll-free at (800) 322-2885. The definitive proxy statement/prospectus was first mailed to shareholders of North Pittsburgh on October 12, 2007.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Cautionary Language Concerning Forward-Looking Statements

In addition to historical information, this information may contain forward-looking statements regarding, among other things, the anticipated closing of the proposed merger of North Pittsburgh with Consolidated. Such forward-looking statements are based on assumptions, estimates and/or current expectations and involve risks and uncertainties, such as a failure to consummate or a delay in consummating the merger, and other factors referred to in filings made by North Pittsburgh or Consolidated with the Securities and Exchange Commission. Neither North Pittsburgh nor Consolidated undertakes to update any of these statements to reflect the impact of circumstances or events that arise after the date the statement was made. This information should be read in conjunction with the proxy statement/prospectus of North Pittsburgh and Consolidated dated October 9, 2007 and their respective periodic reports filed with the Securities and Exchange Commission, the most recent of which are North Pittsburgh’s and Consolidated’s Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2007.